FOR IMMEDIATE RELEASE

PVF CAPITAL CORP. ANNOUNCES
OVER-SUBSCRIPTION OF RIGHTS OFFERING

SOLON, OH – March 23, 2010 – PVF Capital Corp. (Nasdaq: PVFC) announced today that it expects to close its rights offering on March 26, 2010.

The offering was over-subscribed by the Company’s stockholders and by the standby purchaser, Short Vincent Partners II, L.P., an affiliate of CapitalWorks LLC, a Cleveland-based investment company.  The Company expects to issue 17,142,857 shares of its common stock in the offering, raising gross proceeds of $30.0 million.  Stock certificates and refunds of oversubscriptions will be processed promptly following the closing of the offering.  Stockholders who exercised over-subscription rights will receive approximately 88.45449% of the shares for which they submitted over-subscription orders.

Robert J. King, Jr., President and Chief Executive Officer, stated, “We are extremely pleased by our success in raising this capital in a very difficult environment, and we are very gratified by the support of our stockholders.  We view this as a critical step in the rebuilding of Park View Federal.  Following the closing of the offering we will significantly exceed our regulatory capital requirements, and we believe that the Company is now positioned to achieve profitable growth in the greater Cleveland market.”

The rights offering was sole managed by Stifel Nicolaus & Company, Incorporated.  A copy of the prospectus may be obtained from Stifel Nicolaus at One South Street, Baltimore, Maryland 21202 or (443) 224-1988.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing and the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and Forms 10-Q for the quarters ended September 30, 2009 and December 31, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.